Exhibit 99.1

OmniReliant Acquires Rights to Patent-Pending Breakthrough Acne Treatment Solution

NEW YORK, June 21, 2007 (PRIME NEWSWIRE) -- OmniReliant Holdings, Inc., licensee of Kathy Hilton Skincare (OTCBB:ORHI), announced today that the company has formally acquired the rights to a unique patent-pending self-warming topical pharmaceutical product capable of delivering salicylic acid in a foam suitable to treat acne.

Lead scientists William Bess and Leonard Mackles, who conceived the product, have agreed to sell the rights and collaborate with OmniReliant to bring this breakthrough formula to the highly competitive acne treatment market.

Paul Morrison, President of OmniReliant, said, "We are excited to work with pharmaceutical industry veterans William Bess and Len Mackles. I believe their expertise and the development of this groundbreaking product will allow us to successfully bring acne treatment products to a market with a vast consumer base who desire an OTC product."

William Bess has over 38 years of development experience on all facets of personal care, pharmaceutical and household product development. He is the inventor/co-inventor of six U.S. patents and several current U.S. patent applications. Bess' work experience includes 20 years as a development scientist at Bristol Meyers Company (NYSE:BMY) and is in his fifteenth year as Product Development Director at Warner Lambert Consumer Health Care and Pfizer Consumer Health Care (NYSE:PFE).

Leonard Mackles has over 55 years of experience in the development of consumer, pharmaceutical, food, beverage and household products. He has worked for several international consumer products companies, including Schenley Research Institute and Bristol Myers Company, and has invented/co-invented nearly 200 U.S. and International patents with several current patent applications under review. Mackles is the president and owner of Link Laboratories Inc., a technology development firm founded in 1984 that specializes in developing patentable consumer product technologies for licensing or sale to marketing firms.

About OmniReliant

The Company, through its wholly owned subsidiary, OmniReliant Corporation, engages in the creation, design, distribution, and sale of affordable luxury products available to U.S. and international consumers. The Company plans to market its products through direct response infomercials, live shopping networks, ecommerce, direct mail and traditional retail channels. Our first focus is on bringing the Kathy Hilton "Private Beauty Spa Collection" product line to market prior to seeking to develop other personalities and designer licenses for the Company. The corporate offices of OmniReliant are located at 4902 Eisenhower Blvd., Suite 185, Tampa, FL 33634. Investor relations questions may be addressed to Paul Morrison, President and Chief Operating Officer, at (732) 673-8888.

CONTACT:	Paul Wilmot Communication
PR Contact:
Samantha Kain
(212) 206-7447 ext 25
skain@greatpress.com

Source: PrimeNewswire (June 21, 2007 - 9:15 AM EDT)